Exhibit 14

                             THE RIDGEWOOD COMPANIES

                                 CODE OF ETHICS

         1. Application and Purpose

         This Code of Ethics (this "Code") shall apply to all employees and officers of Ridgewood Renewable Power, LLC, Ridgewood Energy Corporation, Ridgewood Capital Management, LLC (the "Ridgewood Companies"), including employees and officers of The Ridgewood Companies affiliates and subsidiaries ("Employees"), including, but not limited to, the power trusts: Ridgewood Electric Power Trust I, Ridgewood Electric Power Trust II, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, and The Ridgewood Power Growth Fund (collectively the "Power Trusts"). Every Employee must be familiar with and understand the provisions of this Code. The purpose of this Code is to promote:

         o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o Full, fair, accurate timely and understandable disclosure in reports and documents that the Power Trusts file with, or submits to, the United States Securities and Exchange Commission and, as to the Power Trusts and Ridgewood Companies, in other public communications;

         o Compliance with applicable governmental laws, rules and regulations;

         o     The prompt internal reporting of violations of this Code; and

         o     Accountability for adherence to this Code.

         2. Honest and Ethical Conduct

         All Employees shall perform their duties in an honest and ethical manner. This includes:

         o Avoiding situations in which their personal, family or financial interests conflict with those of the Ridgewood Companies;

         o Refraining from engaging in any activities that compete with the Ridgewood Companies, or which may compromise its interests;

         o Refraining from taking any business or investment opportunity discovered in the course of employment with or service to the Ridgewood Companies that the Employee knows, or should have or has reason to know, would benefit the Ridgewood Companies, or any of them; and

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         o     Complying with all applicable governmental laws, rules and regulations.

         The Ridgewood Companies encourage Employees to avoid even the appearance of a conflict of interest and to raise ethical questions, dilemmas concerns or suggestions with appropriate individuals within the Ridgewood Companies, including supervisors, managers, senior management, or human resources. The Ridgewood Companies have since their inception encouraged such issues to be raised and, based upon prior experience, many, if not most, of these issues can be addressed informally, after appropriate discussion and analysis.

         If any Employee would feel uncomfortable in any way raising ethical issues as set forth above, or if they raise such issues and they are not resolved appropriately, then s/he should consult with the Manager of HR or the General Counsel (the "Ethics Officer(s)"). The Ethics Officer(s) will also follow the procedures described in Section 4 below. Any Employee who becomes involved in a situation that gives rise to an actual conflict of interest must promptly inform the Ethics Officer(s) of such conflict.

         3. Full, Fair, Accurate, Timely and Understandable Disclosure

         The Ridgewood Companies are committed to ensuring that all disclosures in reports and documents that the Power Trusts file with, or submits to the SEC, as well as other public communications made by the Ridgewood Companies in general are full, fair, accurate, timely and understandable. The Ridgewood Companies' CEO and CFO ("Senior Officers") are ultimately responsible for taking all necessary steps to ensure that this occurs. All Company Employees shall take appropriate steps within their area of responsibility to ensure the same.

         4. Internal Reporting of Code Violations

         Any Employee who in good faith believes or suspects that any portion of this Code has been violated (including any violation of Section 3 of this Code) and does not feel comfortable addressing the issue with individuals identified in Section 2 should immediately report such violation to the Ethics Officer(s). Any such report will be promptly evaluated and/or investigated. While the Ridgewood Companies strongly prefer that any individual who wishes to make such a complaint to identify him/herself (to assist in the understanding of the concerns expressed), any person may make such a complaint anonymously. Any person reporting such a violation should be prepared to provide as much detail as possible about the suspected violation, including the individuals involved, the nature of the violation, documentation of the violation, or any other information which may be helpful in the Ridgewood Companies' evaluation and, if necessary, investigation of the complaint. Prompt disclosure to the appropriate parties is vital to ensure a thorough and timely evaluation and appropriate resolution. A violation of this Code is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Therefore, reports of suspected violations should always be made in good faith.

         5. No Retaliation.

         The Ridgewood Companies will not tolerate any retaliation against any person who provides information in good faith to the Ridgewood Companies or law


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enforcement official concerning a possible violation of any law, regulation or this Code. Any Employee who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

         6. Consequences for Non-Compliance with this Code

         Corrective Actions. Any violation of applicable law or any deviation from the standards embodied in this Code will result in appropriate corrective and/or disciplinary action, up to and including termination of employment.

         Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Ethics Officer(s), shall be responsible for complying with such reporting requirements.

         7. Publication of this Code; Amendments and Waivers

         o This Code will be posted and maintained on the Company's website and posting will be disclosed in each Power Trust's Annual Report on Form 10-K.

         o Any amendment to or waiver of this Code with respect to a Senior Officer of the a Power Trust:

               o Shall be disclosed within five (5) days of such action in a filing on Form 8-K with the Securities and Exchange Commission.

               o Shall be reported in the Power Trust's next periodic report with the SEC if not previously reported on a Form 8-K.

         o Records of any disclosures relating to waivers of this Code shall be retained for no less than five years.



Adopted March 1, 2004.


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